Cornerstone OnDemand Announces Fourth Quarter and Fiscal Year 2020 Financial Results

SANTA MONICA, Calif. – February 16, 2021 – People development solutions provider Cornerstone OnDemand, Inc. (NASDAQ: CSOD) today announced results1 for its fourth quarter and fiscal year ended December 31, 2020. The Company has provided supplemental financial information located on its Investor Relations website. On April 22, 2020, the Company acquired Saba Software, Inc. (“Saba”); the discussion below includes Saba’s results for the post-acquisition period.
Fourth Quarter 2020 Results:
•Revenue for the fourth quarter of 2020 was $206.9 million. This represents a 38.3% increase compared to the same period of the prior year. Without giving effect to the acquisition of Saba, revenue would have increased 4.7%.
•Subscription revenue for the fourth quarter of 2020 was $197.9 million. This represents a 39.6% increase compared to the same period of the prior year. Without giving effect to the acquisition of Saba, subscription revenue would have increased 7.3%.
•(Loss) income from operations for the fourth quarter of 2020 was $(4.8) million, yielding a margin of (2.3)%, compared to (loss) income from operations of $10.6 million and margin of 7.1% in the same period of the prior year.
•Non-GAAP operating income for the fourth quarter of 2020 was $52.1 million, yielding a non-GAAP operating margin of 25.2%, compared to non-GAAP operating income of $28.3 million and a non-GAAP operating margin of 18.9% in the same period of the prior year.
•Net income for the fourth quarter of 2020 was $1.6 million, or $0.02 diluted net income per share, compared to net income of $9.4 million and $0.15 diluted net income per share in the same period of the prior year.
•Non-GAAP net income for the fourth quarter of 2020 was $44.0 million, or $0.64 non-GAAP diluted net income per share, compared to non-GAAP net income of $28.3 million and $0.43 non-GAAP diluted net income per share in the same period of the prior year.
•Unlevered free cash flow for the fourth quarter of 2020 was $36.4 million, yielding a margin of 17.6%, compared to unlevered free cash flow of $54.7 million and a margin of 36.6%, in the same period of the prior year. Unlevered free cash flow for the fourth quarter of 2020 includes approximately $11.2 million of restructuring and acquisition-related cash outflows.
Fiscal Year 2020 Results:
•Revenue for the full year of 2020 was $740.9 million. This represents a 28.5% increase compared to the prior year. Without giving effect to the acquisition of Saba, revenue would have increased 6.5%.
•Subscription revenue for the full year of 2020 was $705.2 million. This represents a 29.9% increase compared to the prior year. Without giving effect to the acquisition of Saba, subscription revenue would have increased 9.4%.
•(Loss) income from operations for the full year of 2020 was $(31.6) million, yielding a margin of (4.3)%, compared to (loss) income from operations of $11.9 million and margin of 2.1% in the prior year.
•Non-GAAP operating income for the full year of 2020 was $163.5 million, yielding a non-GAAP operating margin of 22.1%, compared to non-GAAP operating income of $88.8 million and a non-GAAP operating margin of 15.4% in the prior year.
•Net loss for the full year of 2020 was $(40.0) million, or $(0.63) diluted net loss per share, compared to net loss of $(4.1) million and $(0.07) diluted net loss per share in the prior year.
•Non-GAAP net income for the full year of 2020 was $121.4 million, or $1.78 non-GAAP diluted net income per share, compared to non-GAAP net income of $77.0 million and $1.17 non-GAAP diluted net income per share in the prior year.
•Unlevered free cash flow for the full year of 2020 was $113.9 million, yielding a margin of 15.4%, compared to unlevered free cash flow of $90.2 million and a margin of 15.6%, in the prior year. Unlevered free cash flow for the full year of 2020 includes approximately $47.4 million of restructuring and acquisition-related cash outflows.
“I’m very pleased with our fourth quarter and full year 2020 results, which show operational and financial strength,” said Phil Saunders, Chief Executive Officer. “While we have a long roadmap of execution ahead of us, I believe we are starting to unlock the growth and earnings power of this company.”

Recent Highlights:
•The Company announced the appointment of Chirag Shah as Chief Financial Officer.
•The Company appointed two new members to the board of directors: Felicia Alvaro, former Chief Financial Officer and Treasurer for Ultimate Software, and Nancy Altobello, former Global Vice Chair of Talent for Ernst & Young.
•The Company announced the formation of the Cornerstone Innovation lab for AI, a new center of excellence within the Company composed of data scientists and machine learning experts who specialize in innovating practical and ethical ways to apply AI technology to the workplace.
“Our financial results represent a strong finish to 2020, and I am proud of our accomplishments as a team,” said Chirag Shah, Chief Financial Officer. “After a year in which we completed a major acquisition, navigated a pandemic, transitioned leadership, and initiated significant internal transformation, we believe our fourth quarter performance is indicative of the strength of this company’s opportunity, and we are confident that the steps taken over the past year will position us for sustained long-term success.”

Financial Outlook:
The following outlook2 is based on information available as of the date of this press release and is subject to change in the future.
For the first quarter ending March 31, 2021, the Company provides the following outlook:
•Revenue between $203.0 million and $205.0 million.
•Subscription revenue between $198.0 million and $200.0 million.
•Non-GAAP operating income between $44.0 million and $46.0 million.
For the year ending December 31, 2021, the Company provides the following outlook:
•Revenue between $847.0 million and $857.0 million.
•Subscription revenue between $825.0 million and $835.0 million.
•Annual recurring revenue between $868.0 million and $878.0 million.
•Non-GAAP operating income between $205.0 million and $212.0 million.
•Unlevered free cash flow between $195.0 million and $205.0 million. Captured in this is approximately $50.0 million in non-recurring cash outflows for restructuring and integration activities related to the Saba acquisition.
The revenue, subscription revenue, and non-GAAP operating income numbers above are impacted by a deferred revenue write-down related to purchase accounting. For more information, refer to the Company’s investor relations presentation.
The Company has not reconciled the guidance for non-GAAP operating income or unlevered free cash flow to the corresponding GAAP measures because it does not provide guidance for such GAAP measures and would not be able to present the reconciling items between such GAAP and non-GAAP measures without unreasonable efforts. For example, stock-based compensation expense is excluded from the Company’s non-GAAP operating income as the quantification requires additional unknown inputs such as the number of shares granted and market prices that are not ascertainable.

[1] Financial measures presented on a constant currency basis, non-GAAP operating income, non-GAAP operating income margin, non-GAAP net income, non-GAAP diluted net income per share, unlevered free cash flow, and unlevered free cash flow margin are non-GAAP financial measures. See the discussion in the section titled “Non-GAAP Financial Measures and Other Key Metrics” and the reconciliations at the end of this press release.

2 In order to translate the financial outlook for entities reporting in GBP to USD and EUR to USD, the following exchange rates have been applied:
Exchange rate applied to revenue for the first quarter of 2021	$1.37 USD per GBP
Exchange rate applied to revenue and annual recurring revenue for fiscal 2021	$1.37 USD per GBP
Exchange rate applied to revenue for the first quarter of 2021	$1.22 USD per EUR
Exchange rate applied to annual recurring revenue for fiscal 2021	$1.22 USD per EUR

Quarterly Conference Call
Cornerstone will host a conference call to discuss its fourth quarter and fiscal year 2020 results at 2:00 p.m. PT (5:00 p.m. ET) today. A live audio webcast of the conference call, together with detailed financial information, can be accessed through the Company’s Investor Relations website at http://investors.cornerstoneondemand.com. The live call can be accessed by dialing (877) 445-4619 (US) or (484) 653-6763 (outside the US) and referencing passcode: 6062779. A replay of the call will also be available at http://investors.cornerstoneondemand.com/investors/news-and-events/events/default.aspx or via telephone until 5:00 p.m. PT (8:00 p.m. ET) on February 23, 2020 by dialing (855) 859-2056 (US) or (404) 537-3406 (outside the US), and referencing passcode: 6062779.
Featured Presentation
An accompanying featured presentation will be available at https://investors.cornerstoneondemand.com/investors/overview/default.aspx.
About Cornerstone
Cornerstone is a premier people development company. We believe people can achieve anything when they have the right development and growth opportunities. We offer organizations the technology, content, expertise, and specialized focus to help them realize the potential of their people. Featuring comprehensive recruiting, personalized learning, modern training content, development-driven performance management, and holistic employee data management and insights, Cornerstone’s people development solutions are used by over 6,000 customers of all sizes, spanning more than 75 million users across over 180 countries and nearly 50 languages. Learn more at www.cornerstoneondemand.com.
Note: Cornerstone® and Cornerstone OnDemand® are registered trademarks of Cornerstone OnDemand, Inc.

Forward-looking Statements
This press release and the quarterly conference call referenced above contain forward-looking statements, including, but not limited to, statements regarding the expected performance of our business, our future financial and operating performance, including our non-GAAP guidance, strategy, long-term growth and overall future prospects, the demand for our offerings, our competitive position, general business conditions, our ability to execute our strategies and business plans, the integration of Saba into our business, anticipated synergies from our acquisition of Saba, the recent departure of our chief financial officer and appointment of a new chief financial officer, and our expectations regarding certain financial measures including subscription revenue, capital expenditures, unlevered free cash flow, recurring revenue growth, and operating margins. Any forward-looking statements contained in this press release or the quarterly conference call are based upon our historical performance and our current plans, estimates, and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent our expectations as of the date of this press release. Subsequent events may cause these expectations to change, and we disclaim any obligation to update the forward-looking statements in the future, except as required by law. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from our current expectations. Important factors that could cause actual results to differ materially from those anticipated in our forward-looking statements include, but are not limited to: our ability to attract new customers; the extent to which customers renew their subscriptions for our solutions; the timing of when consulting services are delivered to new and existing customers by our services organization and implementation subcontractors; the complexity of deployments and product implementations, which can impact the timing of when revenue is recognized from new and existing customers; allowing our implementation subcontractors to contract directly with customers for implementation services; our shift to focusing on recurring revenue streams; our ability to compete as the learning and people development provider for organizations of all sizes; changes in the proportion of our customer base that is composed of enterprise or mid-sized organizations; our ability to manage our growth, including additional headcount and entry into new geographies; our ability to expand our enterprise and mid-market sales opportunities; our ability to maintain stable and consistent quota attainment rates; continued strong demand for learning and people development in Europe, the Middle East, Africa, Asia-Pacific, and Japan; the timing and success of efforts to increase operational efficiency and cost containment; the timing and success of solutions offered by our competitors; unpredictable macro-economic conditions; the impact of foreign exchange rates; reductions in information technology spending; the success of our new product and service introductions; a disruption in our hosting network infrastructure; problems caused by security breaches; costs and reputational harm that could result from defects in our solutions; the success of our strategic relationships with third parties; the loss of any of our key employees and our ability to locate qualified replacements; failure to protect our intellectual property; acts of terrorism or other vandalism, war, natural disasters, or the ongoing COVID-19 pandemic; changes in current tax or accounting rules; legal or political changes in local or foreign jurisdictions that decrease demand for, or restrict our ability to sell or provide, our products; the failure to achieve expected synergies and efficiencies of operations between us and Saba; our ability to successfully integrate Saba’s market opportunities, technology, products, personnel, and operations; and unanticipated costs or liabilities related to businesses that we acquire. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2020.
Non-GAAP Financial Measures and Other Key Metrics
To supplement its consolidated financial statements, which are prepared and presented in accordance with US generally accepted accounting principles, or GAAP, the Company has provided in this press release and the quarterly conference call held on the date hereof certain non-GAAP financial measures and other key metrics. These non-GAAP financial measures and other key metrics include:
(i)non-GAAP cost of revenue, which is defined as cost of revenue less stock-based compensation and amortization of intangible assets;
(ii)annual recurring revenue, which is defined as the annualized recurring value of all active contracts at the end of a reporting period;
(iii)net annual dollar retention rate, which is defined as the percentage of annual recurring revenue from all customers on the first day of a fiscal year that is retained from those same customers on the last day of that same fiscal year. This percentage excludes all annual recurring revenue from new customers added during the fiscal year. Incremental sales during the fiscal year to customers are included in the calculation solely for customers that existed as of the first day of the fiscal year. Therefore, it is possible for our net annual dollar retention rate to exceed 100% in a given year if incremental sales to existing customers exceed the churn in annual recurring revenue from those same customers during the fiscal year.

Prior to 2020, incremental sales were only included to the extent those sales offset any decrease in annual recurring revenue from the original amount on the first day of the fiscal year and therefore, the historical net annual dollar retention rate could never exceed 100%. This ratio for 2020 includes all customers. Previously, Cornerstone for Salesforce, Cornerstone PiiQ, Grovo, and Workpop customers were excluded from the calculation. We believe that our net annual dollar retention rate is an important metric to measure the long-term value of customer agreements and our ability to retain and incrementally sell to our customers;
(iv)unlevered free cash flow, a non-GAAP financial measure, which is defined as net cash provided by operating activities minus capital expenditures and capitalized software costs plus cash paid for interest;
(v)unlevered free cash flow margin, a non-GAAP financial measure, which is defined as unlevered free cash flow divided by revenue;
(vi)non-GAAP net income and non-GAAP diluted net income per share, which exclude, for the periods in which they are presented, stock-based compensation, amortization of intangible assets, acquisition-related and integration expenses, restructuring expenses, accretion of debt discount and amortization of debt issuance costs, discrete tax items, fair value adjustments on strategic investments, and excludes the impacts of unamortized stock-based compensation expense in applying the treasury method for determining the non-GAAP weighted average number of dilutive shares outstanding;
(vii)non-GAAP gross profit and non-GAAP gross margin, which exclude stock-based compensation and amortization of intangible assets reflected in cost of revenue;
(viii)non-GAAP operating income and non-GAAP operating income margin, which are defined as income or loss from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related and integration expenses, and restructuring expenses;
(ix)non-GAAP operating expenses, which exclude stock-based compensation, amortization of intangible assets, acquisition-related and integration expenses, and restructuring expenses; and
(x)non-GAAP sales and marketing expense, non-GAAP research and development expense, and non-GAAP general and administrative expense, each of which excludes stock-based compensation and amortization of intangible assets attributable to the corresponding GAAP financial measures.
The Company’s management uses these non-GAAP financial measures and other key metrics internally in analyzing its financial results and believes they are useful to investors, as a supplement to the corresponding GAAP measures, in evaluating the Company’s ongoing operational performance and trends and in comparing its financial measures with other companies in the same industry, many of which present similar non-GAAP financial measures and key metrics to help investors understand the operational performance of their businesses. In addition, the Company believes that the following non-GAAP adjustments are useful to management and investors for the following reasons:
•Stock-based compensation. The Company excludes stock-based compensation expense because it is non-cash in nature, and management believes that its exclusion provides additional insight into the Company’s operational performance and also provides a useful comparison of the Company’s operating results to prior periods and its peer companies. Additionally, determining the fair value of certain stock-based awards involves a high degree of judgment and estimation. The expense recorded may bear little resemblance to the actual value realized upon the vesting or future exercise of such awards.
•Amortization of intangible assets. The Company excludes amortization of acquired intangible assets because the expense is a non-cash item and management believes that its exclusion provides meaningful supplemental information regarding the Company’s operational performance and allows for a useful comparison of its operating results to prior periods and its peer companies.
•Acquisition-related and integration. The Company excludes expenses related to acquisitions and integration because the expenses are discrete to specific acquisitions and are not necessarily indicative of its continuing operations. The Company believes that the exclusion of these expenses provides investors with a supplemental view of the Company’s operational performance.
•Restructuring. The Company excludes expenses related to restructuring because the expense is not indicative of its continuing operations. The Company believes that the exclusion of these expenses provides investors with a supplemental view of the Company’s operational performance.

•Accretion of debt discount and amortization of debt issuance costs. The Company recognizes effective interest expense on its debt. The difference between the effective interest expense and the contractual interest expense, which is composed of accretion of debt discounts and amortization of issuance costs, is excluded from management’s assessment of the Company’s operating performance because management believes that these non-cash expenses are not indicative of ongoing operating performance. In addition, the exclusion of these items provides a useful comparison of the Company’s operating results to prior periods and its peer companies.
•Discrete tax items. The Company excludes discrete income tax charges or benefits that are not expected to recur because the items are not indicative of continuing operations. The Company believes that the exclusion of these items provides investors with a supplemental view of the Company’s operational performance.
•Fair value adjustments on strategic investments. The Company views the increase or decrease in the fair value of its strategic investments as not indicative of operational performance during any particular period and believes that the exclusion of these gains or losses provides investors with a supplemental view of the Company’s operational performance.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies. For the periods presented, reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures have been provided in the tables included as part of this press release.

Cornerstone OnDemand, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$153,151	$215,907
Short-term investments	—	201,579
Accounts receivable, net	221,461	131,105
Deferred commissions, current portion	45,786	33,215
Prepaid expenses and other current assets	30,615	30,512
Total current assets	451,013	612,318
Capitalized software development costs, net	50,812	50,023
Property and equipment, net	32,271	36,526
Operating right-of-use assets	74,419	72,944
Deferred commissions, net of current portion	89,698	74,563
Long-term investments	8,565	60,192
Intangible assets, net	436,290	9,440
Goodwill	961,322	47,453
Deferred tax assets	19,169	1,045
Other assets	11,010	1,597
Total assets	$2,134,569	$966,101
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,424	$3,803
Accrued expenses	112,274	78,075
Deferred revenue, current portion	446,886	339,522
Operating lease liabilities, current portion	10,830	7,235
Debt, current portion	10,047	—
Other liabilities	16,210	11,015
Total current liabilities	597,671	439,650
Debt, net of current portion	1,176,239	293,174
Deferred revenue, net of current portion	5,184	6,945
Operating lease liabilities, net of current portion	65,911	67,195
Deferred tax liabilities	11,936	—
Other liabilities, non-current	8,754	655
Total liabilities	1,865,695	807,619
Stockholders’ equity:
Common stock, $0.0001 par value	6	6
Additional paid-in capital	835,069	682,717
Accumulated deficit	(564,662)	(524,680)
Accumulated other comprehensive income	(1,539)	439
Total stockholders’ equity	268,874	158,482
Total liabilities and stockholders’ equity	$2,134,569	$966,101

Cornerstone OnDemand, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue	$206,924	$149,594	$740,916	$576,523
Cost of revenue [1,2]	62,587	38,166	227,014	149,215
Gross profit	144,337	111,428	513,902	427,308
Operating expenses:
Sales and marketing [1,2]	73,394	56,722	265,516	227,733
Research and development [1]	30,857	23,373	112,945	101,151
General and administrative [1,2]	31,408	20,750	110,637	86,491
Acquisition-related and integration	5,533	—	37,289	—
Restructuring[1]	7,971	—	19,066	—
Total operating expenses	149,163	100,845	545,453	415,375
(Loss) income from operations	(4,826)	10,583	(31,551)	11,933
Other income (expense):
Interest expense	(19,687)	(5,416)	(63,016)	(21,559)
Other, net	7,884	4,728	7,823	8,262
Other expense, net	(11,803)	(688)	(55,193)	(13,297)
(Loss) income before income tax provision	(16,629)	9,895	(86,744)	(1,364)
Income tax benefit (provision)[3]	18,190	(463)	46,762	(2,690)
Net income (loss)	$1,561	$9,432	$(39,982)	$(4,054)
Net income (loss) per share, basic	$0.02	$0.16	$(0.63)	$(0.07)
Net income (loss) per share, diluted	$0.02	$0.15	$(0.63)	$(0.07)
Weighted average common shares outstanding, basic	64,717	60,813	63,585	60,086
Weighted average common shares outstanding, diluted	66,092	63,482	63,585	60,086

[1] Includes stock-based compensation as follows:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Cost of revenue	$1,817	$1,612	$8,845	$6,282
Sales and marketing	6,894	7,009	28,303	27,780
Research and development	5,329	3,203	17,136	16,003
General and administrative	5,320	4,892	19,873	22,365
Restructuring	671	—	1,071	—
Total	$20,031	$16,716	$75,228	$72,430

[2] Includes amortization of intangible assets as follows:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Cost of revenue	$9,405	$1,047	$27,864	$4,427
Sales and marketing	14,039	—	39,078	—
General and administrative	597	—	1,657	—
Total	$24,041	$1,047	$68,599	$4,427

[3] Includes a discrete income tax benefit of approximately $18.8 million and $45.5 million during the three and twelve months ended December 31, 2020, respectively, related to release of valuation allowance against previously reserved deferred tax assets.

Cornerstone OnDemand, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Cash flows from operating activities
Net income (loss)	$1,561	$9,432	$(39,982)	$(4,054)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	36,796	10,751	116,986	41,599
Accretion of debt discount and amortization of debt issuance costs	4,290	1,077	11,792	4,207
Amortization (accretion) of purchased investment premium or discount, net	—	(57)	41	(957)
Net foreign currency and other gain	(7,901)	(3,179)	(6,239)	(1,079)
Stock-based compensation expense	20,031	16,716	75,228	72,430
Deferred income taxes	(22,108)	61	(54,189)	61
Bad debt expense	712	46	3,113	450
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(63,212)	(29,454)	(30,969)	(5,554)
Deferred commissions	(17,151)	(13,111)	(25,866)	(27,241)
Prepaid expenses and other assets	(2,678)	245	13,213	12,834
Accounts payable	(5,059)	(2,719)	(11,911)	(8,759)
Accrued expenses	19,414	13,991	14,869	8,428
Deferred revenue	72,533	58,683	29,184	19,635
Other liabilities	(2,203)	112	1,664	3,549
Net cash provided by operating activities	35,025	62,594	96,934	115,549
Cash flows from investing activities
Purchases of marketable investments	—	(79,001)	(20,419)	(282,426)
Purchases of non-marketable investments	—	(9,000)	—	(9,000)
Maturities and sales of investments	—	28,917	272,173	236,401
Capital expenditures	(2,875)	(2,047)	(5,785)	(18,034)
Capitalized software costs	(6,779)	(5,833)	(27,075)	(24,668)
Cash paid for acquisitions, net of cash acquired	—	—	(1,295,508)	—
Other, net	(1,387)	—	(1,387)	—
Net cash used in investing activities	(11,041)	(66,964)	(1,078,001)	(97,727)
Cash flows from financing activities
Proceeds from term loan debt, net of discount	—	—	979,582	—
Payments of debt issuance and modification costs	—	—	(30,429)	—
Repayment of debt	(52,512)	—	(52,512)	—
Proceeds from employee stock plans	4,592	9,528	20,545	42,600
Repurchases of common stock	—	(8,826)	—	(22,356)
Payment of tax withholdings for employee stock plans	—	—	—	(5,469)
Net cash (used in) provided by financing activities	(47,920)	702	917,186	14,775
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	3,825	837	3,828	(286)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(20,111)	(2,831)	(60,053)	32,311
Cash, cash equivalents, and restricted cash at beginning of period	175,965	218,738	215,907	183,596
Cash, cash equivalents, and restricted cash at end of period[1]	$155,854	$215,907	$155,854	$215,907
Supplemental cash flow data
Cash paid for interest	$10,985	$—	$49,858	$17,356
Cash paid for income taxes	2,465	216	6,190	1,704
Non-cash investing and financing activities:
Capitalized stock-based compensation	(333)	1,420	5,134	4,847
Issuance of common stock for partial consideration for acquisition	—	—	32,889	—
Increase in debt discount as a result of modification of Convertible Notes	—	—	18,598	—

[1] Below is a reconciliation of cash, cash equivalents, and restricted cash:
	As of December 31,
	2020	2019
Cash and cash equivalents	$153,151	$215,907
Restricted cash included in prepaid expenses and other current assets	484	—
Restricted cash included in other assets	2,219	—
Total cash, cash equivalents, and restricted cash	$155,854	$215,907

Cornerstone OnDemand, Inc.
RECONCILIATIONS OF COST OF REVENUE TO NON-GAAP COST OF REVENUE, GROSS PROFIT, AND GROSS MARGIN TO NON-GAAP GROSS PROFIT AND NON-GAAP GROSS MARGIN, (LOSS) INCOME FROM OPERATIONS TO NON-GAAP OPERATING INCOME, AND OPERATING MARGIN TO NON-GAAP OPERATING MARGIN
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Reconciliation of cost of revenue, gross profit, and gross margin:
Revenue	$206,924	$149,594	$740,916	$576,523
Cost of revenue	62,587	38,166	227,014	149,215
Gross profit	$144,337	$111,428	$513,902	$427,308
Gross margin	69.8%	74.5%	69.4%	74.1%

Cost of revenue	$62,587	$38,166	$227,014	$149,215
Adjustments to cost of revenue:
Stock-based compensation[1]	(1,817)	(1,612)	(8,282)	(6,282)
Amortization of intangible assets	(9,405)	(1,047)	(27,864)	(4,427)
Total adjustments to cost of revenue	(11,222)	(2,659)	(36,146)	(10,709)
Non-GAAP cost of revenue	51,365	35,507	190,868	138,506
Non-GAAP gross profit	$155,559	$114,087	$550,048	$438,017
Non-GAAP gross margin	75.2%	76.3%	74.2%	76.0%

Reconciliation of (loss) income from operations and operating margin:
(Loss) income from operations	$(4,826)	$10,583	$(31,551)	$11,933
Operating margin	(2.3)%	7.1%	(4.3)%	2.1%
Adjustments to (loss) income from operations:
Stock-based compensation[1,3]	19,360	16,716	70,096	72,430
Amortization of intangible assets	24,041	1,047	68,599	4,427
Acquisition-related and integration[2]	5,533	—	37,289	—
Restructuring[3]	7,971	—	19,066	—
Total adjustments to (loss) income from operations	56,905	17,763	195,050	76,857
Non-GAAP operating income	$52,079	$28,346	$163,499	$88,790
Non-GAAP operating margin	25.2%	18.9%	22.1%	15.4%

[1] The difference between stock-based compensation presented above and stock-based compensation as reported in the consolidated statement of operations for the twelve months ended December 31, 2020, represents an amount accrued for cash bonuses as of December 31, 2019, which was settled in equity during the first quarter of 2020.

				Twelve Months Ended
				December 31,
				2020
Cost of revenue				$8,282
Sales and marketing				27,393
Research and development				15,722
General and administrative				18,699
Total				$70,096

[2] Expenses related to the acquisitions of Saba Software, Inc. and Clustree SAS primarily consisting of external professional services directly associated with the acquisitions, such as advisory fees, accounting and legal costs, filing fees, due diligence, and integration costs.

[3] Stock-based compensation related to restructuring is presented in the restructuring line item.

Cornerstone OnDemand, Inc.
RECONCILIATIONS OF NET INCOME (LOSS) TO NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER SHARE
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income (loss)	$1,561	$9,432	$(39,982)	$(4,054)
Adjustments to net income (loss)
Stock-based compensation[1,3]	19,360	16,716	70,096	72,430
Amortization of intangible assets	24,041	1,047	68,599	4,427
Acquisition-related and integration[2]	5,533	—	37,289	—
Restructuring[3]	7,971	—	19,066	—
Accretion of debt discount and amortization of debt issuance costs[4]	4,290	1,077	11,792	4,207
Income tax benefit[5]	(18,795)	—	(45,454)	—
Total adjustments to net income (loss)	42,400	18,840	161,388	81,064
Non-GAAP net income	$43,961	$28,272	$121,406	$77,010
Non-GAAP basic net income per share	$0.68	$0.46	$1.91	$1.28
Non-GAAP diluted net income per share	$0.64	$0.43	$1.78	$1.17
Weighted-average common shares outstanding, basic	64,717	60,813	63,585	60,086
Non-GAAP weighted-average common shares outstanding, diluted	69,067	66,072	68,365	65,605

[1] The difference between stock-based compensation presented above and stock-based compensation as reported in the consolidated statement of operations for the twelve months ended December 31, 2020, represents an amount accrued for cash bonuses as of December 31, 2019, which was settled in equity during the first quarter of 2020.

[2] Expenses related to the acquisitions of Saba Software, Inc. and Clustree SAS primarily consisting of external professional services directly associated with the acquisitions, such as advisory fees, accounting and legal costs, filing fees, due diligence, and integration costs.

[3] Stock-based compensation related to restructuring is presented in the restructuring line item.
[4] Debt discount accretion and debt issuance cost amortization have been recorded in connection with our issuance of (i) $1.0047 billion of term loan debt on April 22, 2020; and (ii) $300.0 million in convertible notes on December 8, 2017 as well as the modification of these convertible notes on April 20, 2020 to extend the maturity date from July 1, 2021 to March 17, 2023. These expenses represent non-cash charges that have been recorded in accordance with the authoritative accounting literature for such transactions.

[5] Discrete income tax benefits of approximately $18.8 million and $45.5 million were recognized during the three and twelve months ended December 31, 2020, respectively, related to release of valuation allowance against previously reserved deferred tax assets.

Cornerstone OnDemand, Inc.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO UNLEVERED FREE CASH FLOW AND UNLEVERED FREE CASH FLOW MARGIN
(A Non-GAAP Financial Measure)
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Reconciliation of unlevered free cash flow:
Net cash provided by operating activities	$35,025	$62,594	$96,934	$115,549
Capital expenditures	(2,875)	(2,047)	(5,785)	(18,034)
Capitalized software costs	(6,779)	(5,833)	(27,075)	(24,668)
Cash paid for interest	10,985	—	49,858	17,356
Unlevered free cash flow	$36,356	$54,714	$113,932	$90,203
Unlevered free cash flow margin	17.6%	36.6%	15.4%	15.6%

Cornerstone OnDemand, Inc.
TRENDED OPERATIONAL & FINANCIAL HIGHLIGHTS
(unaudited)
The following metrics are intended as a supplement to the financial statements found in this press release and other information furnished to or filed with the SEC. In the event of discrepancies between amounts in these tables and the Company’s historical disclosures or financial statements, readers should rely on the Company’s filings with the SEC and financial statements in the Company’s most recent earnings press release.
The Company intends to periodically review and refine the definition, methodology, and appropriateness of each of these supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

	FY 2019				FY 2020
	Q1'19	Q2'19	Q3'19	Q4'19	Q1'20	Q2'20	Q3'20	Q4'20	FY18	FY19	FY20
SELECTED METRICS:
Number of customers[1]	3,367	3,423	3,446	3,508	3,522	6,308	6,229	6,157	3,333	3,508	6,157
% y/y	8.6%	6.9%	5.7%	5.3%	4.6%	84.3%	80.8%	75.5%	2.6%	5.3%	75.5%
% q/q	1.0%	1.7%	0.7%	1.8%	0.4%	79.1%	(1.3)%	(1.2)%	n/a	n/a	n/a
Number of employees	2,017	2,034	1,986	1,993	1,975	3,184	3,027	2,919	1,953	1,993	2,919
% y/y	10.3%	9.9%	5.0%	2.0%	(2.1)%	56.5%	52.4%	46.5%	3.3%	2.0%	46.5%
% q/q	3.3%	0.8%	(2.4)%	0.4%	(0.9)%	61.2%	(4.9)%	(3.6)%	n/a	n/a	n/a
Net annual dollar retention rate[2]	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	105.7%	104.6%	95.1%
Annual recurring revenue (in thousands)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	510,000	575,000	840,000
Net cash provided by operating activities (in thousands)	7,294	21,183	24,478	62,594	5,988	22,774	33,147	35,025	90,253	115,549	96,934
Unlevered free cash flow (in thousands)	4,337	9,470	21,682	54,714	6,253	15,394	55,929	36,356	63,471	90,203	113,932
Unlevered free cash flow margin	3.1%	6.7%	15.0%	36.6%	4.2%	8.4%	28.0%	17.6%	11.8%	15.6%	15.4%
FINANCIAL DATA (in thousands, except percentages):
Revenue	140,117	141,860	144,952	149,594	150,136	184,358	199,498	206,924	537,891	576,523	740,916
Subscription revenue	131,256	132,562	137,446	141,704	144,421	177,217	185,643	197,878	473,052	542,968	705,159
% y/y growth	16.0%	15.5%	15.7%	12.2%	10.0%	33.7%	35.1%	39.6%	n/a	14.8%	29.9%
% y/y growth constant currency[3]	18.2%	17.3%	17.2%	12.4%	10.7%	n/a	n/a	n/a	n/a	16.2%	n/a
Subscription revenue % of total revenue	93.7%	93.4%	94.8%	94.7%	96.2%	96.1%	93.1%	95.6%	87.9%	94.2%	95.2%
Income (loss) from operations	1,231	(3,594)	3,713	10,583	(2,739)	(22,368)	(1,618)	(4,826)	(7,769)	11,933	(31,551)
MARGIN DATA:
Gross margin	76.0%	71.7%	74.4%	74.5%	72.1%	68.5%	67.7%	69.8%	73.2%	74.1%	69.4%
Sales and marketing % of revenue	38.9%	41.4%	39.9%	37.9%	36.9%	35.2%	36.0%	35.5%	41.8%	39.5%	35.8%
Research and development % of revenue	19.8%	17.2%	17.7%	15.6%	16.0%	15.4%	14.9%	14.9%	14.3%	17.5%	15.2%
General and administrative % of revenue	16.4%	15.6%	14.2%	13.9%	16.5%	13.8%	14.5%	15.2%	16.7%	15.0%	14.9%
Acquisition-related and integration % of revenue	—	—	—	—	4.5%	10.9%	2.4%	2.7%	0.2%	—	5.0%
Restructuring % of revenue	—	—	—	—	—	5.3%	0.7%	3.9%	1.7%	—	2.6%
Operating margin	0.9%	(2.5)%	2.6%	7.1%	(1.8)%	(12.1)%	(0.8)%	(2.3)%	(1.4)%	2.1%	(4.3)%
NON-GAAP MARGIN DATA:
Non-GAAP gross margin	77.7%	73.7%	76.3%	76.3%	74.6%	73.7%	73.5%	75.2%	74.1%	76.0%	74.2%
Non-GAAP sales and marketing % of revenue	34.6%	36.6%	34.4%	33.2%	31.7%	26.4%	25.3%	25.4%	37.2%	34.7%	26.9%
Non-GAAP research and development % of revenue	16.8%	14.1%	14.8%	13.5%	13.8%	13.9%	12.7%	12.3%	12.1%	14.8%	13.1%
Non-GAAP general and administrative % of revenue	12.3%	11.3%	10.3%	10.6%	12.5%	11.8%	12.1%	12.3%	13.2%	11.1%	12.2%
Non-GAAP operating margin	14.0%	11.7%	16.7%	18.9%	16.6%	21.6%	23.4%	25.2%	11.8%	15.4%	22.1%
Non-GAAP research and development plus capitalized software % of revenue	22.1%	18.8%	18.0%	17.4%	18.7%	17.2%	16.1%	15.6%	16.8%	19.1%	16.8%
FOREIGN EXCHANGE RATES:
GBP to USD average period rate	1.30	1.29	1.23	1.29	1.28	1.26	1.29	1.32	1.34	1.28	1.29
GBP to USD end of period spot rate	1.30	1.27	1.23	1.32	1.23	1.23	1.28	1.37	1.27	1.32	1.37
EUR to USD average period rate	1.14	1.12	1.11	1.11	1.10	1.11	1.17	1.19	1.18	1.12	1.14
EUR to USD end of period spot rate	1.12	1.14	1.09	1.12	1.10	1.12	1.17	1.23	1.14	1.12	1.23

[1] During the second quarter of 2020, we adjusted our method of determining customer count to exclude customers that are sold through resellers that share one tenant or instance of our product. The numbers included here reflect this change. We continue to exclude customers from our Cornerstone for Salesforce, PiiQ, Grovo, Workpop, and Clustree products from our customer count metrics.

[2] During 2020, we adjusted our method of determining our net annual dollar retention rate. Prior to 2020, incremental sales were only included to the extent those sales offset any decrease in annual recurring revenue from the original amount on the first day of the fiscal year and therefore, the historical net annual dollar retention rate could never exceed 100%. This ratio for 2020 includes all customers. Previously, Cornerstone for Salesforce, Cornerstone PiiQ, Grovo, and Workpop customers were excluded from the calculation. The percentages included here reflect these changes.

3 We have historically presented constant currency information, a non-GAAP financial measure, to provide a framework for assessing how our underlying business performed excluding the effect of foreign currency fluctuations. However, due to the acquisition of Saba in the second quarter of 2020, constant currency results on a combined company basis were not presented for the second, third, and fourth quarters in 2020 as the historical comparative periods did not include the combined company results for a full quarter.

	FY 2019				FY 2020
	Q1'19	Q2'19	Q3'19	Q4'19	Q1'20	Q2'20	Q3'20	Q4'20	FY18	FY19	FY20
NON-GAAP RECONCILIATIONS FOR SELECTED METRICS (in thousands, except percentages):
Net cash provided by operating activities	7,294	21,183	24,478	62,594	5,988	22,774	33,147	35,025	90,253	115,549	96,934
Capital expenditures	(4,243)	(5,031)	(6,713)	(2,047)	(971)	(1,304)	(635)	(2,875)	(14,895)	(18,034)	(5,785)
Capitalized software costs	(7,399)	(6,728)	(4,708)	(5,833)	(7,389)	(6,135)	(6,772)	(6,779)	(25,515)	(24,668)	(27,075)
Cash paid for interest	8,685	46	8,625	—	8,625	59	30,189	10,985	13,628	17,356	49,858
Unlevered free cash flow	4,337	9,470	21,682	54,714	6,253	15,394	55,929	36,356	63,471	90,203	113,932
Unlevered free cash flow margin	3.1%	6.7%	15.0%	36.6%	4.2%	8.4%	28.0%	17.6%	11.8%	15.6%	15.4%

Gross margin	76.0%	71.7%	74.4%	74.5%	72.1%	68.5%	67.7%	69.8%	73.2%	74.1%	69.4%
Stock-based compensation	0.8%	1.3%	1.2%	1.1%	1.4%	1.2%	1.1%	0.9%	0.7%	1.1%	1.0%
Amortization of intangible assets	0.9%	0.7%	0.7%	0.7%	1.1%	4.0%	4.7%	4.5%	0.2%	0.8%	3.8%
Non-GAAP gross margin	77.7%	73.7%	76.3%	76.3%	74.6%	73.7%	73.5%	75.2%	74.1%	76.0%	74.2%

Sales and marketing % of revenue	38.9%	41.4%	39.9%	37.9%	36.9%	35.2%	36.0%	35.5%	41.8%	39.5%	35.8%
Stock-based compensation	(4.3)%	(4.8)%	(5.5)%	(4.7)%	(5.1)%	(3.0)%	(3.5)%	(3.3)%	(4.6)%	(4.8)%	(3.6)%
Amortization of intangible assets	—%	—%	—%	—%	(0.1)%	(5.8)%	(7.2)%	(6.8)%	—%	—%	(5.3)%
Non-GAAP sales and marketing % of revenue	34.6%	36.6%	34.4%	33.2%	31.7%	26.4%	25.3%	25.4%	37.2%	34.7%	26.9%

Research and development % of revenue	19.8%	17.2%	17.7%	15.6%	16.0%	15.4%	14.9%	14.9%	14.3%	17.5%	15.2%
Stock-based compensation	(3.0)%	(3.1)%	(2.9)%	(2.1)%	(2.2)%	(1.5)%	(2.2)%	(2.6)%	(2.2)%	(2.7)%	(2.1)%
Non-GAAP research and development % of revenue	16.8%	14.1%	14.8%	13.5%	13.8%	13.9%	12.7%	12.3%	12.1%	14.8%	13.1%

General and administrative % of revenue	16.4%	15.6%	14.2%	13.9%	16.5%	13.8%	14.5%	15.2%	16.7%	15.0%	14.9%
Stock-based compensation	(4.1)%	(4.3)%	(3.9)%	(3.3)%	(4.0)%	(1.8)%	(2.1)%	(2.6)%	(3.5)%	(3.9)%	(2.5)%
Amortization of intangible assets	—%	—%	—%	—%	—%	(0.2)%	(0.3)%	(0.3)%	—%	—%	(0.2)%
Non-GAAP general and administrative % of revenue	12.3%	11.3%	10.3%	10.6%	12.5%	11.8%	12.1%	12.3%	13.2%	11.1%	12.2%

Operating margin	0.9%	(2.5)%	2.6%	7.1%	(1.8)%	(12.1)%	(0.8)%	(2.3)%	(1.4)%	2.1%	(4.3)%
Stock-based compensation	12.2%	13.5%	13.4%	11.1%	12.7%	7.4%	8.9%	9.3%	11.1%	12.5%	9.5%
Amortization of intangible assets	0.9%	0.7%	0.7%	0.7%	1.2%	10.1%	12.2%	11.6%	0.2%	0.8%	9.3%
Restructuring	—%	—%	—%	—%	—%	5.3%	0.7%	3.9%	1.7%	—%	2.6%
Acquisition-related and integration	—%	—%	—%	—%	4.5%	10.9%	2.4%	2.7%	0.2%	—%	5.0%
Non-GAAP operating margin	14.0%	11.7%	16.7%	18.9%	16.6%	21.6%	23.4%	25.2%	11.8%	15.4%	22.1%

Research and development plus capitalized software % of revenue	25.1%	21.9%	20.9%	19.5%	20.9%	18.7%	18.3%	18.2%	19.0%	21.8%	18.9%
Stock-based compensation	(3.0)%	(3.1)%	(2.9)%	(2.1)%	(2.2)%	(1.5)%	(2.2)%	(2.6)%	(2.2)%	(2.7)%	(2.1)%
Non-GAAP research and development plus capitalized software % of revenue	22.1%	18.8%	18.0%	17.4%	18.7%	17.2%	16.1%	15.6%	16.8%	19.1%	16.8%

Investor Relations Contact:
Jason Gold
Phone: +1 (310) 526-2531
jgold@csod.com

Media Contact:
Deaira Irons
Phone: +1 (310) 752-0164
dirons@csod.com